Exhibit 99.2

AEOLUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
____________________________

Restricted Share Award Agreement
__________________________________

You (the “Participant”) are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Award Agreement (the “Award Agreement” or “Award”) and in the Aeolus Pharmaceuticals, Inc. Amended and Restated 2004 Stock Incentive Plan (“Plan”).  A copy of the Plan is attached as Exhibit A and a summary of the Plan appears in the Plan Prospectus attached as Exhibit B.  You should carefully review these documents and consult with your personal financial advisor, in order to fully understand the implications of this Award Agreement, including your tax consequences.

By executing this Award Agreement, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim below.  In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award Agreement will be made by the Company’s Board of Directors (the “Board”) or any Committee or a committee appointed by the Board to administer the Plan, and shall be final, conclusive and binding on all parties, including you and your heirs and representatives.  Capitalized terms are defined in the Plan or in this Award Agreement.

1.	Specific Terms. Your Restricted Shares have the following terms:

Name of Participant
Number of Shares Subject to Award
Purchase Price per Share (if applicable)	Not applicable.
Grant Date

Vesting
[For time-based vesting][Your Award will vest at the rate of __% on each of the next ___ anniversaries of the Grant Date; provided that your employment has not ended before the vesting date; and provided further that you will become 100% vested in this Award if your employment ends due to your retirement, your death, or your disability.
[For event-based vesting][Your Award will vest at the rate of __% upon [your][the Company’s] achievement of [milestone to be inserted]; provided that your employment has not ended before such vesting date; and provided further that you will become 100% vested in this Award if your employment ends due to your retirement, your death, or your disability.

Lifetime Transfers	☐ Allowed in accordance with Section 10(b) of the Plan. ☐ Not allowed.

2. Termination of Employment.  Subject to the terms of any Employment Agreement between you and the Company and/or its subsidiaries then in effect, this Award shall be canceled and become automatically null and void immediately after termination of your employment for any reason, but only to the extent you have not become vested, pursuant to the foregoing terms, on or at the time your employment ends.

3. Dividends; Voting Rights.   As the owner of record of any Restricted Shares you qualify to receive pursuant to this Award Agreement, you will be entitled to receive cash dividends and to vote such Restricted Shares; subject to the treatment of the Award upon termination of your employment before the particular record date for determining shareholders of record entitled to the payment of the cash or Share-based dividends or to vote.

With respect to any dividends that are paid in Shares between the date of this Award and your receipt of Common Shares pursuant to a vesting event, such Shares shall be subject to the same vesting restrictions contained in Section 1 as the Restricted Shares with respect to which the dividend is paid.  When Shares are delivered to you or your duly-authorized transferee pursuant to the vesting of the Restricted Shares, you or your duly-authorized transferee shall also be entitled to receive, with respect to each Common Share delivered, a number of Common Shares equal to the Share-based dividends which were declared and paid to the holders of Common Shares between the Grant Date and the date such Common Share is issued to you, after your interest vests.  To the extent that either (i) your employment ends before vesting of the Restricted Shares subject to this Award or (ii) your employment does not result in full vesting of this Award, you will forfeit all Share-based dividends (but not cash dividends) attributable to all such non-vested Restricted Shares.

4. Issuance and Vesting of Restricted Shares.  The Company will hold all Restricted Shares in escrow, in book entry form, until vesting occurs.  You will be reflected as the owner of record on the Company’s books and records of any Restricted Shares credited to you pursuant to this Award Agreement.  If you forfeit any Restricted Shares, they will be transferred back to the Company.  If the Restricted Shares vest, upon satisfaction of any tax withholding requirements, your Restricted Shares will be reflected on the Company’s books and records as vested Common Shares.  You may request a physical certificate for your vested Common Shares, and the Committee, in its discretion, may honor such request.

5. Section 83(b) Election Notice.  If you make an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, with respect to the Shares underlying your Restricted Shares (a “Section 83(b) election”), you agree to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service.  Exhibit C contains a suggested form of Section 83(b) election.

6. Designation of Beneficiary.  Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award Agreement, you may expressly designate a death beneficiary (the “Beneficiary”) to your interest, if any, in this Award and any underling Shares.  You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit D (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.  To the extent you do not duly designate a beneficiary who survives you, your estate will automatically be your beneficiary.

7. Restrictions on Transfer of Award. Your rights under this Award Agreement may not be sold, pledged, or otherwise transferred without the prior written consent of the Committee except as hereinafter provided.  If Section 1 allows you to make a transfer of the Restricted Shares subject to this Award, you may transfer the Restricted Shares as follows:

(i)	by instrument to an inter vivos or testamentary trust (or other entity) in which each beneficiary is a Permitted Transferee, as defined in subsection (ii) of this Section, or

(ii)
by gift to charitable institutions or by gift or transfer for consideration to any of the following relatives of yours: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships (each a “Permitted Transferee”).

Any Permitted Transferee of your rights shall succeed and be subject to all of the terms of this Award Agreement and the Plan.

8. Code Section 280G. Notwithstanding the other provisions of this Award Agreement or of the Plan (but subject to any contrary provisions of any separate unexpired employment or other agreement between you and the Company), in the event that any issuance of Shares, payment, or benefit (collectively, the “Payments”) received or to be received by you pursuant to this Award or the Plan or otherwise would result in a “parachute payment” as described in section 280G of the Internal Revenue Code of 1986, as amended (or any successor provision), such Payments shall not, in the aggregate, exceed the maximum amount that may be paid to you without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  The foregoing reduction, however, shall only apply if it increases the net amount you would realize from Payments, after payment of income and excise taxes on such Payments.  If any benefits must be reduced hereunder, they shall be cut back in the priority order designated by the Company.  If you receive an amount in excess of the limit set forth in this section, you shall repay the excess amount to the Company on demand, with interest at the rate provided for in Internal Revenue Code Section 1274(b)(2)(B) (or any successor provision).  The Company and you agree to cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties.

9. Conditions on Issuance of Shares; Transfer Restrictions.  Notwithstanding any other provision of the Plan or of this Award Agreement: (i) the Committee may condition your receipt of Shares on your execution of a shareholder agreement imposing terms  generally applicable to other similarly-situated employee-shareholders; and (ii) any Shares issued pursuant to this Award Agreement shall be non-transferable except in accordance with Section 11 above, until the first day of the seventh month following the termination of your employment.

10. [RESERVED]

11. Taxes.  Except to the extent otherwise specifically provided in an employment agreement between you and the Company, by signing this Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award, including taxes arising under Internal Revenue Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes or otherwise indemnify or hold you harmless from any or all of such taxes.  The Committee shall have the sole discretion to interpret the requirements of the Code, including Section 409A, for purposes of the Plan and this Award Agreement.

12. Notices.  Any notice or communication required or permitted by any provision of this Award Agreement to be given to you shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to you at the last address that the Company had for you on its records.  Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award Agreement.  Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

13. Binding Effect.  Except as otherwise provided in this Award Agreement or in the Plan, every covenant, term, and provision of this Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14. Modifications.  This Award Agreement may be modified or amended at any time, in accordance with Section 22 of the Plan and provided that you must consent in writing to any modification that adversely and materially affects any rights or obligations under this Award Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

15. Headings.  Section and other headings contained in this Award Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award Agreement or any provision hereof.

16. Severability.  Every provision of this Award Agreement and of the Plan is intended to be severable.  If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award Agreement.

17. Counterparts.  This Award Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

18. Investment Purposes.  By executing this Award, you acknowledge that you are receiving and will be holding your Restricted Shares for investment purposes only for your own account, and not with a view to your resale in connection with, or with your intent to participate directly or indirectly in, any distribution of such Shares within the meaning of the Securities Act of 1933, as amended.

19. Plan Governs.  By signing this Award Agreement, you acknowledge that you have received a copy of the Plan and that your Award Agreement is subject to all the provisions contained in the Plan, the provisions of which are made a part of this Award Agreement and your Award is subject to all interpretations, amendments, rules and regulations which from time to time may be promulgated and adopted pursuant to the Plan.  In the event of a conflict between the provisions of this Award Agreement and those of the Plan, the provisions of the Plan shall control.

20. Not a Contract of Employment.  By executing this Award Agreement you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) nothing in this Award Agreement or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

21. Securities Law Restrictions.  Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act or the securities laws of any state or any other law or to enforce the intent of this Award.

22. Governing Law.  The laws of the State of Delaware shall govern the validity of this Award Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

23. Employment Agreement Provision [INCLUDE IF EMPLOYEE/CONSULTANT HAS AN EMPLOYMENT/CONSULTING AGREEMENT THAT ADDRESSES AWARD VESTING]  By executing this Award, you acknowledge and agree that your rights upon a termination of employment before full vesting of this Award will be determined under Section _____ of your employment agreement with the Company and ________________________, dated as of ______________ _____, 20__.  If there is a conflict between this Award Agreement and your employment agreement, the terms of your employment agreement will control.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that the Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

AEOLUS PHARMACEUTICALS, INC.

By:           _______________________________
Name:
Title:

PARTICIPANT

The undersigned Participant hereby accepts the terms of this Award Agreement and the Plan.

By:           _________________________________

Name of Participant: ________________________

EXHIBIT A
AEOLUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
_______________________________

Plan Document
______________________________

EXHIBIT B
AEOLUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
_______________________________

Plan Prospectus
______________________________

EXHIBIT C
AEOLUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
_______________________________

Section 83(b) Election Form
______________________________

Attached is an Internal Revenue Code Section 83(b) Election Form.  IF YOU WISH TO MAKE A SECTION 83(b) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU.  In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return.  In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election.  Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service.  A Section 83(b) election normally cannot be revoked.

AEOLUS PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

________________________________________________________

Election to Include Value of Restricted Shares in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)
_________________________________________________________

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.           My General Information:

Name:                                 ________________________________
Address:                   ________________________________
    ________________________________
S.S.N.
or T.I.N.:           __________________________

2.           Description of the property with respect to which I am making this election:

____________________ shares of ___________ stock of Aeolus Pharmaceuticals, Inc. (the “Restricted Shares”).

3.	The Restricted Shares were transferred to me on ______________ ___, 20__. This election relates to the 20____ calendar taxable year.

4.           The Restricted Shares are subject to the following restrictions:

The Restricted Shares are forfeitable until they are earned in accordance with Section 1 of the Aeolus Pharmaceuticals, Inc. Amended and Restated 2004 Stock Incentive Plan (“Plan”) the Restricted Share Award Agreement (“Award Agreement”) made under the Aeolus Pharmaceuticals, Inc. Amended and Restated 2004 Stock Incentive Plan.  The Restricted Shares generally are not transferable until my interest becomes vested and nonforfeitable, pursuant to the Award Agreement and the Plan.

5.           Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Shares with respect to which I am making this election is $_____ per share.

6.           Amount paid for Restricted Shares:

The amount I paid for the Restricted Shares is $____ per share.

7.           Furnishing statement to employer:

A copy of this statement has been furnished to my employer, ______________.  If the transferor of the Restricted Shares is not my employer, that entity also has been furnished with a copy of this statement.

8.           Award Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Award Agreement or the Plan.

Dated: ____________ __, 20__.

______________________________
Taxpayer

EXHIBIT D

AEOLUS PHARMACEUTICALS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN
_________________________________

Designation of Death Beneficiary
_________________________________

In connection with the Awards designated below that I have received pursuant to the Aeolus Pharmaceuticals, Inc. Amended and Restated 2004 Stock Incentive Plan, I hereby designate the person specified below as the beneficiary upon my death of my interest in such Awards.  This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:       _________________________

Address:                           _________________________

                    _________________________

                                 _________________________

Social Security No.:          __________________________

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐           any Award that I have received or ever receive under the Plan.

☐	the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:       ________________________
By:           _______________________
Name of Participant

Sworn to before me this
____day of ____________, 20__
___________________________
Notary Public
County of                      _________________
State of                      __________________